Exhibit (i)(1)

July 31, 2007

The 787 Fund, Inc.

Atlanta Financial Center

3343 Peachtree Road, N.E.

Suite 450

Atlanta, Georgia, 30326

Ladies and Gentlemen:

We have acted as counsel to The 787 Fund, Inc., a Maryland corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) of Pre-Effective Amendment No. 1 to the Company’s Registration Statement on Form N-1A (File Nos. 333-141582 and 811-22041) (the “Registration Statement”), registering an indefinite number of Class A, Class B, Class C and Class Y shares of common stock of the AXA Enterprise Mergers and Acquisitions Fund, a series of the Company, (the “Shares”) under the Securities Act of 1933, as amended (the “1933 Act”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Articles of Incorporation and Bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have further assumed that, as of any date of determination, the number of issued Shares of each class and series will not exceed the number of such shares authorized to be issued under the Company’s Articles of Incorporation. We have not verified any of those assumptions.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Maryland that, in our experience, generally are applicable to the issuance of shares by entities such as the Company. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Company; and

2.	When issued and paid for upon the terms provided in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid, and nonassessable.

The 787 Fund, Inc.

July 31, 2007

This opinion is rendered solely in connection with the filing of the Registration Statement and supersedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement and to the reference to this firm in the statement of additional information that is being filed as part of the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Kirkpatrick & Lockhart Preston Gates Ellis LLP